UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 30, 2008

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

We have an investment in Ciena Capital LLC (Ciena), formerly known as Business Loan Express, LLC. At September 30, 2007, our investment totaled $324.6 million at cost and $136.7 million at value, or 2.8% of our total assets, and was composed of 97.1% of Ciena’s Class A Interests, all of the Class B Interests, and 94.9% of the Class C Interests. At September 30, 2007, Ciena had a three-year $500.0 million revolving credit facility provided by third party lenders that matures in March 2009. As the controlling equity owner in Ciena, we provided an unconditional guaranty to the revolving credit facility lenders in an amount equal to 60% of the total obligations (consisting of principal, letters of credit issued under the facility, accrued interest, and fees) of Ciena under the revolving credit facility. At September 30, 2007, the principal amount of loans outstanding on the revolving credit facility was $322.5 million and letters of credit issued under the facility were $89.5 million. The total obligation guaranteed by us at September 30, 2007, was $249.0 million. At September 30, 2007, we had also provided four standby letters of credit totaling $19.0 million in connection with four term securitizations completed by Ciena.

In September 2007, Ciena received waivers until January 31, 2008, from its lenders with respect to non-compliance with certain covenants in its revolving credit facility, and amended certain of the facility covenants through January 31, 2008. On January 30, 2008, Ciena completed an amendment of the terms of its revolving credit facility. The amendment reduced the commitments from the lenders under the facility from $500 million to $450 million at the effective date of the amendment, with further periodic reductions in total commitments to $325 million by December 31, 2008. In addition, certain financial and other covenants were amended.

In connection with this amendment, we increased our unconditional guarantee from 60% to 100% of the total obligations under this facility and agreed to replace approximately $42.5 million in letters of credit currently issued under the Ciena credit facility by obtaining new letters of credit under our revolving line of credit. The guaranty of the Ciena revolving credit facility can be called by the lenders in the event of a default, which includes the occurrence of any event of default under our revolving credit facility, subject to grace periods in certain cases. The amendment also prohibits cash payments from Ciena to Allied Capital for interest, guarantee fees, management fees and dividends. The expiration of the Ciena credit facility remains on March 17, 2009.

On January 30, 2008, the principal amount outstanding on Ciena's revolving credit facility was $351.9 million and letters of credit issued under the facility were $89.1 million, of which Allied Capital replaced $42.5 million on January 31, 2008.

In addition, in connection with the conventional and SBA loan warehouse securitization facilities to which Ciena is a party, we have issued undertaking guaranties whereby we have agreed to indemnify the warehouse providers for any damages, losses, liabilities and related costs and expenses that they may incur as a result of Ciena's failure to perform any of its obligations as loan originator, loan seller or loan servicer under the warehouse securitizations.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Exhibits
Exhibit No. Description
10.1 Second Amended and Restated Control Investor Guaranty, dated as of January 30, 2008, between Allied Capital and Citibank, N.A., as Administrative Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

February 5, 2008	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Second Amended and Restated Control Investor Guaranty, dated as of January 30, 2008, between Allied Capital and Citibank, N.A., as Administrative Agent.